Exhibit 5.1

Rodus Building PO Box 3093 Road Town Tortola VG1110 British Virgin Islands T +1 284 394 4030 F +1 284 494 4155 E bvi@careyolsen.com

26 July 2024

VCI Global Limited
B03-C-8 Menara 3A
KL Eco City, No. 3 Jalan Bangsar
59200 Kuala Lumpur

Dear Sir / Madam

Re: VCI Global Limited (the "Company")

We are lawyers qualified to practise in the British Virgin Islands and have acted as British Virgin Islands legal counsel to the Company. We have been asked to issue this legal opinion in connection with a prospectus supplement dated 25 July 2024 (the "Prospectus Supplement" and together with the base prospectus included in the Registration Statement (as defined below), the "Prospectus") forming part of the registration statement on Form F-3 (file number 333-279521) filed with the U.S. Securities and Exchange Commission (the "Commission") (the "Registration Statement", under the Securities Act of 1933, as amended (the “Securities Act”) relating to the offering of the following securities of the Company having an aggregate offering price of up to $200,000,000 or the equivalent in foreign or composite currencies: (i) ordinary shares of the Company, no par value (the “Ordinary Shares”) (ii) debt securities, which may be secured or unsecured, in one or more series (the “Debt Securities”) issuable pursuant to an indenture (the "Indenture"); (ii) warrants to purchase Shares or Debt Securities (the “Warrants”); and (d) units consisting of two or more securities described above in any combination (the “Units”). The Ordinary Shares, the Debt Securities, the Warrants, and the Units are collectively referred to herein as the “Securities”.

The Prospectus Supplement relates to the offering and take-down of 3,568,035 Ordinary Shares (the "Take-Down Shares") pursuant to the Securities Purchase Agreement.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm under the heading “Legal Matters” in the Prospectus. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Capitalised terms used in this Opinion shall have the meanings ascribed to them in this Opinion and/or the Schedules.

1.	SCOPE OF OPINION

This Opinion is given only on the laws of the British Virgin Islands in force at the date hereof and is based solely on matters of fact known to us at the date hereof. We have not investigated the laws or regulations of any jurisdiction other than the British Virgin Islands (collectively, "Foreign Laws"). We express no opinion as to matters of fact or, unless expressly stated otherwise, the veracity of any representations or warranties given in or in connection with any of the documents set out in Schedule 1.

2.	DOCUMENTS REVIEWED AND ENQUIRIES MADE

In giving this Opinion, we have undertaken the Searches and reviewed originals, copies, drafts, conformed copies, certified copies or notarised copies of the documents set out in Schedule 1.

3.	ASSUMPTIONS AND QUALIFICATIONS

This Opinion is given on the basis that the assumptions set out in Schedule 2 (which we have not independently investigated or verified) are true, complete and accurate in all respects. In addition, this Opinion is subject to the qualifications set out in Schedule 3.

4.	OPINIONS

Having regard to such legal considerations as we deem relevant, we are of the opinion that:

4.1	Due incorporation, existence and status

(a)	The Company has been duly incorporated as a BVI business company, limited by shares, under the BVI Business Companies Act 2004 (as amended) (the “Act”), is validly existing and was in good standing with the Registrar of Corporate Affairs in the British Virgin Islands at the date of the Certificate of Good Standing (the "Registrar").

(b)	Each of the following subsidiaries of the Company is a company duly incorporated and in good standing under the laws of country of incorporation, as noted:

(i)	V Capital Consulting Limited; and

(ii)	VCI Global Brands Limited (together, the "BVI Subsidiaries").

4.2	Power and authority

The Company has full power (including both capacity and authority) under its Memorandum and Articles to enter into, deliver and perform its obligations under the Documents and to offer the Take-Down Shares under the Securities Purchase Agreement.

4.3	No conflict

The execution and delivery of the Documents by the Company and the performance of its obligations thereunder do not contravene:

(a)	any law to which the Company is currently subject in the British Virgin Islands; or

(b)	any provision of the Memorandum and Articles.

4.4	Shares and Securities

(a)	Based solely on the Memorandum and Articles, the Company is authorised to issue an unlimited number of Ordinary Shares, no par value per share.

(b)	The Take-Down Shares, to be issued and sold by the Company pursuant to the terms of the Securities Purchase Agreements, have been duly authorised for issuance and when: (a) the board of directors of the Company has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; (b) the issue of such Take-Down Shares have been recorded in the Company’s register of members; and (c) the subscription price of such Take-Down Shares have been fully paid in cash or other consideration approved by the board of directors of the Company, the Take-Down Shares will be duly authorised, validly issued, fully-paid and non-assessable, and free of any pre- emptive or similar rights. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members.

(c)	With respect to the Ordinary Shares, when: (a) the board of directors of the Company has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; (b) the issue of such Ordinary Shares have been recorded in the Company’s register of members; and (c) the subscription price of such Ordinary Shares have been fully paid in cash or other consideration approved by the board of directors of the Company, the Ordinary Shares will be duly authorised, validly issued, fully-paid and non- assessable. Non-assessable in this opinion means when used herein, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil). As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members.

(d)	With respect to the Warrants, when: (a) the board of directors of the Company has taken all necessary corporate action to approve the creation and terms of the Warrants and to approve the issue thereof, the terms of the offering thereof and related matters; (b) if applicable, a warrant agreement relating to the Warrants shall have been duly authorised and validly executed and delivered by the Company and the financial institution designated as warrant agent thereunder; and (c) the warrant certificates have been duly executed, countersigned, registered and delivered in accordance with the Warrant Agreement, if applicable, relating to the Warrants and the applicable definitive purchase, underwriting or similar agreement approved by the board of directors of the Company upon payment of the consideration therefor provided therein, the Warrants will be duly authorised, legal and binding obligations of the Company.

(e)	With respect to each issue of Debt Securities pursuant to the relevant Indenture Document, when (a) the board of directors of the Company has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; and (b) such Debt Securities issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the relevant Indenture Document relating to such issue of Debt Securities and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, such Debt Securities issued pursuant to the relevant Indenture Document will have been duly executed, issued and delivered.

(f)	With respect to the Units, when: (a) the board of directors of the Company has taken all necessary corporate action to approve the creation and terms of the Units and to approve the issue thereof, the terms of the offering thereof and related matters; (b) a unit agreement relating to the Units shall have been duly authorised and validly executed and delivered by the Company and the financial institution designated as unit agent thereunder; and (c) the Units Certificates have been duly executed, countersigned, registered and delivered in accordance with the unit agreement relating to the Units and the applicable definitive purchase, underwriting or similar agreement approved by the board of directors of the Company upon payment of the consideration therefor provided therein, the Units will be duly authorised, legal and binding obligations of the Company.

(g)	The description of the Ordinary Shares in the Registration Statement and Prospectus is correct in all material aspects.

4.5	Legal Validity

The execution and delivery of the Securities Purchase Agreement and the performance by the Company of its obligations thereunder have been authorised by the Company and, the Securities Purchase Agreement has been duly executed on behalf of the Company constitutes the legal, valid and binding obligations of the Company enforceable in accordance with its terms.

4.6	Official Consents

No authorisation, approval, consent, registration, licence, exemption or filing order is required from any court or governmental, regulatory, judicial or public body or authority in the British Virgin Islands is required in connection with:

(a)	the execution and delivery by the Company of the Documents;

(b)	the performance of the Company's obligations under the Documents, including the issuance of the Take-Down Shares;

(c)	any payments made by the Company, pursuant to the Documents; and/or

(d)	the enforcement of the Documents against the Company (including the admissibility of the Documents in evidence).

4.7	Taxation

Companies incorporated or registered under the Act are currently exempt from income and corporate tax. In addition, the British Virgin Islands currently does not levy capital gains tax on companies incorporated or registered under the Act. The Company will not be required by any laws of the British Virgin Islands to make any deduction or withholding (including stamp duty tax) from any payment it may make under the Documents. No shareholder, by virtue of holding Take-Down Shares, will be subject to any taxation in the BVI.

4.8	Filings

In connection with the execution and delivery by the Company of the Documents, the performance of its obligations thereunder, including the issuance of the Take-Down Shares, any payments made by it pursuant to the Documents and/or the enforcement of the Documents against the Company (including the admissibility of the Documents in evidence):

(a)	with the exception of: (i) filing fees charged by the Registrar in respect of any optional filings made at the Registrar; and/or (ii) court fees in the event of litigation before the British Virgin Islands' courts, no taxes, fees or charges (including stamp duty) are payable (either by direct assessment or withholding) to the government or other taxing authority in the British Virgin Islands under the laws of the British Virgin Islands; and

(b)	subject to any filings which may be necessary in connection with legal proceedings, no Document is required to be notarised, legalised, apostilled, consularised, filed, recorded, registered or enrolled with any court or governmental, regulatory, judicial or public body or authority in the British Virgin Islands.

4.9	Choice of Law

(a)	The choice of law of the State of New York in the United States of America as the governing law of the Securities Purchase Agreement (the "Governing Law") is a valid choice of law and will be recognised and upheld by the courts of the British Virgin Islands.

(b)	The British Virgin Islands courts of competent jurisdiction would regard the express submission of the Company to the exclusive jurisdiction of the New York Supreme Court, County of New York, or the United States District Court for the Southern District of New York pursuant to the Securities Purchase Agreement as a valid submission to their jurisdiction over proceedings within the scope of the relevant submission, upon valid service of the proceedings.

(c)	A final judgment of the New York Supreme Court, County of New York, or the United States District Court for the Southern District of New York (each a “Foreign Court” and a “Foreign Judgment”) in relation to the obligations of the Company under the Securities Purchase Agreement should be capable of indirect enforcement by action in the British Virgin Islands courts without retrial or re- examination of the matters thereby adjudicated.

4.10	Register of Charge

On the basis of the Company Searches, no charge created by the Company or the BVI Subsidiaries has been registered with the Registrar, pursuant to section 163 of the Act (the "Public Register of Charges").

4.11	Legal proceedings

(a)	Based solely on the High Court Searches, there are no actions or petitions pending against the Company or the BVI Subsidiaries in the High Court of the British Virgin Islands.

(b)	Enforceability of civil liabilities in the Registration Statement, in so far as such statements purports to summarize matters of British Virgin Islands law, is correct in all material respects.

4.12	Winding-up

Based solely on the Searches, no currently valid order or resolution for the winding-up of the Company or BVI subsidiaries and no current notice of appointment of a receiver over the Company or BVI subsidiaries, or any of its assets, appears on the records maintained in respect of the Company or BVI subsidiaries.

4.13	Immunity

The Company is subject to the jurisdiction of the courts of the British Virgin Islands and is not entitled to claim any immunity from suit or execution of any judgment on the grounds of sovereignty or otherwise.

4.14	Non-residence

The parties to the Securities Purchase Agreement and the Documents will not be deemed to be resident, domiciled or carrying on business in, or subject to, the laws of the British Virgin Islands by reason only of the execution, delivery, performance or enforcement of the Securities Purchase Agreement.

4.15	Non-licence

It is not necessary to be licensed, qualified or otherwise entitled to carry on business in, or otherwise registered with, any governmental or other authority of or in the British Virgin Islands in order to claim and enforce in the British Virgin Islands any right under the Documents.

4.16	Pari Passu

The obligations of the Company under the Securities Purchase Agreement and the Documents, to the extent that the same are unsecured, rank at least pari passu with all other present or future unsecured and unsubordinated indebtedness of the Company (other than those creditors preferred under applicable laws).

4.17	Usury Laws

There is no applicable statutory usury or interest limitation law in the British Virgin Islands which would restrict the recovery of payments or the performance by the Company of its obligations under the Documents.

4.18	Exchange Controls

There are no foreign exchange controls or foreign exchange regulations under the current laws of the British Virgin Islands.

5.	RELIANCE

5.1	Except as specifically referred to in this Opinion we have not examined, and give no opinion on, any contracts, instruments or other documents (whether or not referred to in, or contemplated by, the Documents). We do not give any opinion on the commercial merits of any transaction contemplated or entered into under or pursuant to the Documents.

5.2	This Opinion (and any obligations arising out of or in connection with it) is given on the basis that it shall be governed by and construed in accordance with the laws of the British Virgin Islands. By relying on the opinions set out in this Opinion the addressee(s) hereby irrevocably agree(s) that the courts of the British Virgin Islands are to have exclusive jurisdiction to settle any disputes which may arise in connection with this Opinion.

5.3	We assume no responsibility to advise any person entitled to rely on this Opinion, or to undertake any investigations, as to any change in British Virgin Islands law (or its application) or factual matters arising after the date of this Opinion, which might affect the opinions set out herein.

5.4	This opinion deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion.

5.5	This opinion is issued solely in connection with the Registration Statement and Prospectus and the offering of the Take-Down Shares by the Company and is not to be relied upon in respect of any other matter.

Yours faithfully

Carey Olsen

Schedule 1

DOCUMENTS REVIEWED AND ENQUIRIES MADE

For the purpose of this Opinion, we have reviewed originals, copies, drafts or conformed copies of the following documents:

A.	CORPORATE DOCUMENTS

1.	The certificate of incorporation of the Company obtained by us pursuant to the Company Searches.

2.	The memorandum and articles of association of the Company (the “Memorandum and Articles”) obtained by us pursuant to the Company Searches.

3.	The list of directors of the Company issued by the Registrar, dated 17 May 2024.

4.	A certificate of good standing relating to the Company issued by the Registrar, dated 23 May 2024 (the “Certificate of Good Standing”).

5.	A certificate of good standing relating to V Capital Consulting Limited issued by the Registrar, dated 27 May 2024.

6.	A certificate of good standing relating to VCI Global Brands Limited issued by the Registrar, dated 27 May 2024.

7.	A registered agent’s certificate dated 31 May 2024 (the “Certificate”) issued by the Registered Agent.

8.	A signed copy of the written resolutions of the directors of the Company, approving inter alia the Company’s entry into and execution of the Documents, dated 17 May 2024 (the “Resolutions”).

B.	SEARCHES AND ENQUIRIES

1.	The information revealed by our search of the Company’s public records on file and available for public inspection from the Registrar at the time of our search on 16 July 2024 (the “Company Search 1”), including all relevant forms and charges (if any) created by the Company and filed with the Registrar pursuant to section 163 of the BVI Business Companies Act (the “Act”).

2.	The information revealed by our search of the Subsidiaries’ public records on file and available for public inspection from the Registrar at the time of our search on 27 May 2024 (the “Company Search 2” together with Company Search 1, the “Company Searches”), including all relevant forms and charges (if any) created by the Company and filed with the Registrar pursuant to section 163 of the BVI Business Companies Act (the “Act”).

3.	The public information revealed by our search of the Company on the electronic records of the Civil Division and the Commercial Division of the Registry of the High Court and the Court of Appeal (Virgin Islands) Register, each from 1 January 2000, as maintained on the Judicial Enforcement Management System by the Registry of the High Court of the Virgin Islands, conducted on 16 July 2024 (the “High Court Search 1”).

4.	The public information revealed by our search of the Subsidiaries on the electronic records of the Civil Division and the Commercial Division of the Registry of the High Court and the Court of Appeal (Virgin Islands) Register, each from 1 January 2000, as maintained on the Judicial Enforcement Management System by the Registry of the High Court of the Virgin Islands, conducted on 27 May 2024 (the “High Court Search 2” together with High Court Search 1, the “High Court Searches”; the High Court Search together with the Company Searches, the “Searches”).

C.	DOCUMENTS

1.	A final copy of the Prospectus Supplement, the Prospectus and the Registration Statement.

2.	Copies of the securities purchase agreements dated 25 July 2024 (the “Securities Purchase Agreement”), pursuant to which the Company agreed to sell 3,568,035Ordinary Shares to an accredited investor at a purchase price of $0.40 per share.

The documents listed in paragraph C of this Schedule are together, the “Documents”.

D.	SCOPE

The documents listed in this Schedule are the only documents and/or records we have examined and the only searches and enquiries we have carried out for the purposes of this Opinion.

SCHEDULE 2

ASSUMPTIONS

We have assumed:

(a)	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

(b)	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

(c)	the accuracy and completeness of all factual representations made in the Registration Statement and the Documents reviewed by us;

(d)	that the public records of the Company and/or the BVI Subsidiaries we have examined are accurate and that the information disclosed by the Searches is true and complete.

(e)	that the Resolutions were signed by all or a majority of the directors, as the case may be, in the manner prescribed in the Company’s articles of association, remain in full force and effect and have not been rescinded or amended;

(f)	that there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein;

(g)	that upon issue of any shares to be sold by the Company, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

(h)	the Company’s issuance of any Ordinary Shares is or will be in compliance with its Memorandum and Articles;

(i)	that Memorandum and Articles will not be amended in any manner that would affect the opinions set forth herein;

(j)	that the Registration Statement has been declared effective by the Commission prior to, or concurrent with, the sale of the Take-Down Shares pursuant to the Registration Statement;

(k)	the Registration Statement and the transactions contemplated thereunder complies with the requirements of the applicable rules of the Nasdaq Capital Market and the Securities Act;

(l)	the capacity, power and authority of each of the parties to the Documents, as the case may be, other than the Company, to enter into and perform its respective obligations thereunder;

(m)	the due execution and delivery of the Documents by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby;

(n)	the validity and binding effect under the laws of such jurisdiction (the “Foreign Laws”) of the Documents in accordance with its terms;

(o)	the validity and binding effect under the Documents of the submission by the Company to the exclusive jurisdiction of the relevant state and federal courts of the United States of America (the “Foreign Courts”);

(p)	no invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any shares of the Company;

(q)	that on the date of entering into the Documents the Company is, and after entering into the Documents the Company is and will be able to, pay its liabilities as they become due; and

(r)	none of the parties to the Documents is carrying on unauthorised financial services business for the purposes of the Financial Services Commission Act of the British Virgin Islands, and

(s)	that the contents of the Registered Agent’s Certificate are true and correct as of the date hereof.

SCHEDULE 3

QUALIFICATIONS

1.	The obligations under the Documents will not necessarily be legal, valid, binding or enforceable in all circumstances and this Opinion is not to be taken to imply that each obligation would necessarily be capable of enforcement or be enforced in all circumstances in accordance with its terms. In particular, but without limitation:

(a)	the binding effect, validity and enforceability of obligations may be limited by laws relating to bankruptcy, insolvency, moratorium, liquidation, dissolution, re- organisation and other laws of general application relating to, or affecting the rights of, creditors;

(b)	enforcement may be limited by general principles of equity (for example, equitable remedies such as specific performance or the issuing of an injunction are available only at the discretion of the court and may not be available where damages are considered to be an adequate alternative and we therefore express no opinion on whether such remedies will be granted if sought);

(c)	claims may be or become barred under the laws relating to the prescription and limitation of actions or may become subject to the general doctrine of estoppel or waiver in relation to representations, acts or omissions of any relevant party or may become subject to defences of set-off or counterclaim;

(d)	where obligations are to be performed in a jurisdiction outside the British Virgin Islands, they may not be enforceable in the British Virgin Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the British Virgin Islands have jurisdiction to give judgment in the currency of the relevant obligation;

(f)	obligations to make payments that may be regarded as penalties will not be enforceable;

(g)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power;

(h)	there exists doubt as to enforceability of any provision whereby the Company covenants not to exercise powers specifically given to its Members by the Act;

(i)	the enforcement of contractual obligations may be limited by the provisions of British Virgin Islands law applicable to agreements or contracts held to have been frustrated by events happening after the relevant agreement or contract was entered into;

(j)	the enforcement of obligations may be invalidated or vitiated by reason of fraud, duress, undue influence, mistake, illegality or misrepresentation;

(k)	the courts of the British Virgin Islands may:

(i)	refuse to enforce a provision that amounts to an indemnity in respect of the costs of enforcement or of unsuccessful proceedings brought in the British Virgin Islands where such courts have already made an order to that effect;

(ii)	decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Documents in matters where they determine that such proceedings may be tried in a more appropriate forum; and/or

(iii)	find that a hybrid dispute resolution clause, though generally recognised under British Virgin Islands law, is unenforceable on the grounds, amongst others, that it confers concurrent jurisdiction on an arbitral tribunal and the courts of the British Virgin Islands;

(l)	provisions that purport to require parties to reach agreement in the future may be unenforceable for lack of certainty;

(m)	an agreement made by a person in the course of carrying on unauthorised financial services business is unenforceable against the other party to the agreement under section 50F of the Financial Services Commission Act, 2001;

(n)	where the courts of the British Virgin Islands determine that a contractual term may be interpreted in more than one manner the courts may employ the one that is deemed to be most consistent with business and common sense;

(o)	it is possible that a judgment (in the British Virgin Islands or elsewhere) relating to a particular agreement or instrument would be held to supersede the terms of such agreement or instrument with the effect that, notwithstanding any express term to the contrary in such agreement or instrument, such terms would cease to be binding; and

(p)	there is a presumption that the courts of the British Virgin Islands will give effect to an exclusive jurisdiction clause in an agreement and upon application, may stay proceedings brought in the British Virgin Islands or grant an anti-suit injunction against a party that commences proceedings elsewhere where such proceedings are in breach of the exclusive jurisdiction clause, unless a party can satisfy the courts of the British Virgin Islands that it would be just and equitable to depart from that presumption (for example, not to do so would deprive one party of access to justice).

2.	To maintain the Company in good standing under the laws of the British Virgin Islands, the Company must inter alia pay annual filing fees to the Registrar, comply with its economic substance requirements and obligations under the Virgin Islands Economic Substance (Companies and Limited Partnerships) Act, 2018 and file a copy of its register of directors with the Registrar.

3.	We make no comment on references to any Foreign Laws or to any representations or warranties made in any agreement or document.

4.	We express no view as to the commercial terms of the Documents or whether such terms represent the intentions of the parties and make no comment with regard to the representations that may be made by the Company.

5.	We offer no opinion as to whether the acceptance of, or the execution or performance of, the Company’s obligations under the Documents will or may result in the breach or infringement of any other deed, contract or document entered into by, or binding upon, the Company (other than the Memorandum and Articles).